THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED
UNDER THE U.S. SECURITIES ACT OF 1933), AS AMENDED (THE
"SECURITIES ACT") OR WITH ANY SECURITIES REGULATORY
AUTHORITY IN ANY JURISDICTION, AND, ACCORDINGLY, MAY
NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO,
OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT
AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS
ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A)
IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN
RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN
INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN
RULE 501 (a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT) (AN
"INSTITUTIONAL ACCREDITED INVESTOR"); (2) AGREES THAT
IT WILL NOT, WITHIN TWO YEARS AFTER THE LATER OF (x)
THE ORIGINAL ISSUANCE OF THIS NOTE AND (y) THE LAST
DATE ON WHICH LONE STAR INDUSTRIES, INC. (THE "ISSUER")
OR ANY AFFILIATE THEREOF WAS THE BENEFICIAL OWNER OF
THIS NOTE (OR ANY PREDECESSOR HEREOF), RESELL OR
OTHERWISE TRANSFER THIS NOTE EXCEPT (i) IF A QUALIFIED
INSTITUTIONAL BUYER, PURSUANT TO AN APPLICABLE
EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO,
THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT,
IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE
SECURITIES LAWS OF THE STATES OF THE UNITED STATES OR
ANY OTHER APPLICABLE JURISDICTION OR (ii) IF AN
INSTITUTIONAL ACCREDITED INVESTOR (A) TO THE ISSUER OR
ANY AFFILIATE THEREOF, (B) INSIDE THE UNITED STATES TO A
QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH
RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE
UNITED STATES IN COMPLIANCE WITH RULE 904 UNDER THE
SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM
REGISTRATION PROVIDED BY RULE 144 UNDER THE
SECURITIES ACT (IF AVAILABLE) OR (E) PURSUANT TO AN
EFFECTIVE REGISTRATION STATEMENT UNDER THE
SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL
APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED
STATES OR ANY OTHER APPLICABLE JURISDICTION AND (3)
AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM
THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO
THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY
TRANSFER OF THIS NOTE  BY AN INSTITUTIONAL ACCREDITED
INVESTOR WITHIN TWO YEARS AFTER THE LATER OF (x) THE
ORIGINAL ISSUANCE OF THIS NOTE AND (y) THE LAST DATE ON
WHICH THE ISSUER OR ANY AFFILIATE THEREOF WAS THE
BENEFICIAL OWNER OF THIS NOTE SUCH INSTITUTIONAL
ACCREDITED INVESTOR MUST CHECK THE APPROPRIATE BOX
SET FORTH BELOW RELATING TO THE MANNER OF SUCH
TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRANSFER
AGENT. SUCH INSTITUTIONAL ACCREDITED INVESTOR MUST,
PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AND THE
TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR
OTHER INFORMATION, IF ANY, AS THEY MAY REASONABLY
REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE
PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION
NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE
SECURITIES ACT. THIS LEGEND WILL BE REMOVED AFTER THE
EXPIRATION OF TWO YEARS FROM THE LATER OF (x) THE
ORIGINAL ISSUANCE OF THIS NOTE AND (y) THE LAST DATE ON
WHICH THE ISSUER OR ANY AFFILIATE THEREOF WAS THE
BENEFICIAL OWNER OF THIS NOTE (OR ANY PREDECESSOR
HEREOF). AS USED HEREIN, THE TERMS "OFFSHORE
TRANSACTION", "UNITED STATES" AND "U.S. PERSON" HAVE
THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER
THE SECURITIES ACT. NO REPRESENTATION CAN BE MADE
AS TO THE AVAILABILITY OF THE EXEMPTION FROM
REGISTRATION PROVIDED BY RULE 144 UNDER THE
SECURITIES ACT FOR RESALES OF THIS NOTE.

THIS IS A GLOBAL NOTE REFERRED TO IN SECTION 2 OF THE
WITHIN MENTIONED FISCAL AGENCY AGREEMENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED
REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A
NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS
AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR
PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN
THE NAME OF CEDE & CO. OR ON SUCH OTHER NAME AS IS
REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC
(AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH
OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR
OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY
PERSON IS WRONGFUL AS MUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LONE STAR INDUSTRIES, INC.

91/4% Notes due 2010

Guaranteed by

DYCKERHOFF AG

CUSIP: 542290AF8
							Number: 0-1


LONE STAR INDUSTRIES, INC., a corporation organized under the laws of the State of Delaware ("Lone Star" or the "Issuer"), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the aggregate unpaid principal amount shown on the schedule affixed hereto and made a part hereof (or on a continuation thereof) which shall be affixed hereto and made a part thereto as endorsed by the Registrar (as defined on the reverse hereto pursuant to the Fiscal Agency Agreement (as so defined), which amount is on the date hereof ONE HUNDRED SIXTY-EIGHT
MILLION DOLLARS ($168,000,000.00), on June 1, 2010 (the "Stated
Maturity"), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. In addition, the Issuer promises to pay interest, semi-annually on June 1, and December 1 of each year (each, an "Interest Payment
Date"), commencing December 1, 2000 on said principal sum, in like coin or currency, at the rate per annum specified in the title of this Note (calculated on the basis of a 360-day year of twelve 30-day months), from and including the date of original issuance of this Note (the "Original Issue Date") or from and including the most recent Interest Payment Date to which interest on this Note (or any predecessor Note) has been paid or duly provided for, until payment of said principal sum has been made or duly provided for.

The interest payable hereon on any Interest Payment Date will be interest accrued from and including such dates as stated in the immediately preceding sentence, to but excluding such Interest Payment Date, provided, however, that the interest payable hereon on the Stated Maturity will be interest accrued from and including, such dates to but including such Stated Maturity. Subject to certain exceptions referred to on the reverse hereof, interest so payable on any Interest Payment Date will be paid to the person in whose name this Note is registered at the close of business on November 15 or May 15, as the case may be, next preceding such Interest Payment
Date (each, a "Record Date").

Dyckerhoff AG (the "Guarantor") will fully, unconditionally and irrevocably guarantee payments of principal of, interest on, and any Additional Amounts with respect to, the Notes if the Issuer fails to make any such payment in a timely manner.

The statements set forth in the legend, if any, set forth above are an integral part of the terms of this Note and by acceptance hereof each Holder of this Note agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, Lone Star has caused this instrument to be signed manually or by facsimile by its duly Authorized Officer.

LONE STAR INDUSTRIES, INC.
By: /s/ Michael B. Clarke
 Name: Michael B. Clarke
 Title: Chief Executive Officer


Date: June 5, 2000





         [FORM OF CERTIFICATE OF AUTHENTICATION]

This is one of the Global Notes referred to in the within-mentioned Fiscal Agency Agreement.


              By or on behalf of:

              BANKERS TRUST COMPANY
              as Registrar

              By:  /s/ Susan Johnson
                  Authorized Officer

              Date:  June 5, 2000









1.	General. (a) This Note is one of a duly authorized issue of debt securities of the Issuer, designated as its 91/4% Notes due June 1, 2010 (the "Notes"), limited to the aggregate principal amount of U.S. $350,000,000 (subject to the terms of Section 2 of the Fiscal and Paying Agency Agreement, defined herein) and issued or to be issued pursuant to a fiscal and paying agency agreement (the "Fiscal Agency Agreement") dated as of June 5, 2000 among the Issuer, the Guarantor and Bankers Trust Company, as fiscal agent, principal paying agent and as depository for the Guarantee (the "Fiscal and Principal Paying Agent") and pursuant to which Deutsche Bank Luxembourg
S.A. is acting as paying agent (collectively with the Fiscal and Principal Paying Agent, the "Paying Agents", which term shall include successors and assigns as such Paying Agents). The Paying Agents are also each acting as transfer agent (the "Transfer Agents") and Bankers Trust Company is acting as registrar ("Registrar") under the Fiscal Agency Agreement. The Holders of the Notes will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Fiscal Agency Agreement. A copy of the Fiscal Agency Agreement is on file and may be inspected at the corporate trust office of the Fiscal and Principal Paying Agent and the Registrar. The Guarantor will fully, unconditionally and irrevocably guarantee payments of principal of, interest on, and any Additional Amounts with respect to, the Notes if the Issuer fails to make any such payment in a timely manner.

(b) The issue of the Notes was authorized pursuant to a resolution of the Board of Directors of the Issuer dated May 5, 2000. The Guarantee was issued pursuant to resolutions of the Board of Directors of the Issuer, dated May 5, 2000, a resolution of the Board of Managers of the Guarantor, dated August 30, 1999 and a resolution of the Supervisory Board of the Guarantor dated September 2, 1999.

(c) The Notes are unsecured general obligations of the Issuer and rank pari passu with all other unsecured general obligations of the Issuer. The obligations of the Guarantor pursuant to the Guarantee are unsecured and senior obligations of the Guarantor and will rank pari passu without any preference among themselves and at least pari passu with all other present and future unsecured and senior obligations of the Guarantor, save for such obligations as may be preferred by mandatory provisions of law.

(d) The Notes are issuable in definitive, fully registered form, without coupons, in minimum denominations of U.S.$250,000 principal amount and multiples of $1,000 in excess thereof. The Notes may be exchanged, and transfers thereof shall be registered, as provided in paragraph 6 hereof and in the Fiscal Agency Agreement. The person in whose name a Note shall be registered may (to the fullest extent permitted by applicable laws) be treated at all times, by all persons and for all purposes, as the absolute owner of such Note regardless of any notice of ownership, theft or loss or of any writing thereon.

2. 	Payment and Paying Agencies. (a) In order to provide for the payment of principal of and interest on the Notes as and when the same shall become due and payable, the Issuer (or, failing the Issuer, the Guarantor under the terms of the Guarantee) shall pay to the Fiscal and Principal Paying Agent on or before each Interest Payment Date or the Stated Maturity or any date fixed for redemption of the Notes in such coin or currency of the United States as at the time shall be legal tender for the payment of public and private debts, an amount in immediately available funds which (together with any funds then held by any Paying Agent or the Registrar and available for this purpose) shall be sufficient to pay the interest or principal or both, as the case may be, becoming due on such date; provided, however, that if such date is not a Business Day, the Issuer (or, failing the Issuer, the Guarantor under the terms of the Guarantee) shall make such payment on the next succeeding Business Day. A "Business Day" is any day which is not at Saturday, Sunday, or a day on which banking institutions are authorized or obligated to close in
New York City. All sums payable to the Fiscal and Principal Paying Agent hereunder shall be paid to such account and with such bank as the Fiscal and Principal Paying Agent may from time to time notify to the Issuer reasonably in advance of the time such sum is due and payable.
	(b) (i)	Payment of interest and principal with respect to interests in global Notes will be credited to the account of the Holders of such interests with The Depository Trust Company ("DTC"), Morgan Guaranty Trust
Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, societe anonyme (formerly
Cedelbank) ("Clearstream").
(ii)	Principal of certificated Notes will be payable against surrender of such Notes at the office of the Registrar or any Paying Agent or, subject to applicable laws and regulations, in such other place or places as are designated by the Issuer, by dollar check drawn on, or by transfer to a dollar account maintained by the Holder with, a bank located in New York
City.  Payment of interest on certificated Notes, if any, will be made (x)
by a dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or (y) upon application by a Holder of at least $1,000,000 aggregate principal amount of Notes to the Registrar or any Paying Agent not later than the relevant Record Date, by wire transfer in immediately available funds to a dollar account maintained by the Holder with a bank in New York City.
(c) 	Payment of interest on the Notes will be made to the person in whose name such Note is registered at the close of business on the Record
Date next preceding the relevant Interest Payment Date notwithstanding the cancellation of such Note upon any transfer or exchange thereof subsequent to the Record Date and prior to such Interest Payment Date; provided that: (i) interest payable at the Stated Maturity will be payable to the person to whom principal shall be payable; and (ii) if and to the extent the Issuer shall default in the payment of interest due on such interest payment date, such defaulted interest shall be paid to the persons in whose names the Notes are registered at the close of business on a subsequent record date established by notice given by mail by or on behalf of the Issuer to the holders of Notes not less than 15 days preceding such subsequent record date, such record date to be not less than 10 days preceding the date of payment of such defaulted interest.
(d) 	The Issuer has initially appointed the Paying Agents, the
Transfer Agents and the Registrar for the Notes as stated above. The Issuer may at any time appoint additional or other paying agents, transfer agents and registrars and terminate the appointment thereof, provided that while the Notes are outstanding the Issuer will maintain in New York City an office or agency (which may be the offices of the Fiscal and Principal Paying Agent) for the payment of principal of and interest on this Note as herein provided. Notice of any such termination or appointment and of any change in the office through which any paying agent, transfer agent or registrar will act will be promptly given once in the manner described in paragraph 10 herein.
(e) 	All monies paid by the Issuer (or, failing the Issuer, the
Guarantor under the terms of the Guarantee) to the Fiscal and Principal Paying Agent for payment of the principal of or interest on any Note and remaining unclaimed for two years after such payment has been made shall be repaid to the Issuer or the Guarantor, as applicable, and, to the extent permitted by law, the holder of such Note thereafter may look only to the Issuer or the Guarantor, as applicable, for payment thereof.
(f) 	Should the Issuer (or, failing the Issuer, the Guarantor under the terms of the Guarantee) at any time default in the payment of any principal of this Note, the Issuer (or, failing the Issuer, the Guarantor under the terms of the Guarantee) will pay interest on the amount in default at the rate of interest borne by the Notes.
3.	Withholding Taxes; Redemption. (a) All payments of, or in
respect of, principal and interest made by the Issuer hereunder in respect of this Note will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United States or by or within any political subdivision thereof or any authority therein having power to tax, unless such taxes, duties, assessments or governmental charges are required by law to be withheld or deducted.
(b) 	(i)	If any deduction or withholding for any present or future
taxes, assessments or other governmental charges of the United States (or any political subdivision or taxation authority thereof or therein) shall at any time be required by the United States (or any such political subdivision or taxing authority) in respect of any amounts to be paid by the Issuer on this Note, the Issuer will pay to the holder of this Note such additional amounts (the "U.S. Additional Amounts") as may be necessary in order that the net amounts paid to such Holder of this Note who is not resident in the United States for U.S. tax purposes, after such deduction or withholding, shall be not less than the amounts specified in this Note to which such Holder is entitled; provided, however, that the Issuer shall not be required to make any payment of U.S. Additional Amounts to a Holder for or on account of:
(1)	any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the United States or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen, domiciliary, national or resident thereof or being or having been present or engaged in a trade or business therein or having, or having had, a permanent establishment therein or otherwise having, or having had, some connection with the United States or such political subdivision, territory or possession other than the holding or ownership of a Note or the collection of principal of and interest, if any, on, or the enforcement of, a Note or (ii) the presentation by the Holder of a Note
(where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder would have been entitled to such U.S. Additional Amounts if it had presented such Note for payment on any day within such period of 30 days; or
(2)	any tax, fee or duty which the Holder is subject to for any
reason other than the mere fact of being a recipient of principal or interest in respect of the Notes, in particular if the Holder is subject to such taxes, fees or duties based on a personal unlimited or limited tax liability; or
(3)	any estate, inheritance, gift, sale, transfer, personal property tax or any similar tax, assessment or other governmental charge; or
(4)	any tax, assessment or other governmental charge which is
payable otherwise than by withholding from payments of (or in respect
of) principal of, or any interest on, the Notes; or
(5)	any tax, assessment or other governmental charge imposed by
reason of such Holder's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the
United States or as a corporation which accumulates earnings to avoid
United States federal income tax or as a private foundation or other tax-
exempt organization; or
(6)	any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the Holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of the United
States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge; or
(7)	any combination of items (1), (2), (3), (4), (5) and (6) above;
nor shall U.S. Additional Amounts be paid with respect to any payment of the principal of, or any interest on, a Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States, or any political subdivision or taxing authority thereof or therein to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such U.S. Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.
(ii)	If any deduction or withholding for any present or future taxes, assessments or other governmental charges of the Federal Republic of
Germany (or any political subdivision or taxation authority thereof or therein) shall at any time be required by the Federal Republic of Germany (or any such political subdivision or taxing authority) in respect of any amounts to be paid by the Guarantor under the terms of the Guarantee, the Guarantor will pay to the Holder of this Note such additional amounts (the "German Additional
Amounts" and, together with any U.S. Additional Amounts, the "Additional Amounts") as may be necessary in order that the net amounts paid to such holder of this Note, after such deduction or withholding, shall be not less than the amounts specified in this Note to which such Holder is entitled; provided, however, that the Guarantor shall not be required to make any payment of German Additional Amounts to a Holder for or on account of:
(1)	any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the Federal Republic of Germany or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen, domiciliary, national or resident thereof or being or having been present or engaged in a trade or business therein or having, or having had, a permanent establishment therein or otherwise having, or having had, some connection with the Federal
Republic of Germany or such political subdivision, territory or possession other than the holding or ownership of a Note subject to the Guarantee or the collection of principal of and interest, if any, on, or the enforcement of, a Note or the Guarantee or (ii) the presentation by the Holder of a Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder would have been entitled to such German Additional Amounts if it had presented such Note for payment on any day within such period of 30 days; or
(2)	any tax, fee or duty which the Holder is subject to for any
reason other than the mere fact of being a recipient of principal or interest in respect of the Notes, in particular if the Holder is subject to such taxes, fees or duties based on a personal unlimited or limited tax liability; or
(3)	any estate, inheritance, gift, sale, transfer, personal property tax or any similar tax, assessment or other governmental charge; or
(4)	any tax, assessment or other governmental charge which is
payable otherwise than by withholding from payments of (or in respect
of) principal of, or any interest on, the Notes or the Guarantee; or
(5)	any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the Holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of the Federal
Republic of Germany or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge; or
(6)	any combination of items (1), (2), (3), (4) and (5) above;
nor shall German Additional Amounts be paid with respect to any payment of the principal of or any interest on, a Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Federal Republic of Germany, or any political subdivision or taxing authority thereof or therein to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such German Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of the
Note.
(c)	The Notes may be redeemed, at the option of the Issuer or the
Guarantor, as the case may be, in whole but not in part, upon notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption, if any, if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the closing date in respect of the Notes, on the occasion of the next payment of principal or interest in respect of the Notes, the Issuer or the Guarantor, as the case may be, would be obligated to pay U.S. Additional Amounts and such obligation cannot be avoided by the Issuer or the Guarantor, as the case may be, taking reasonable measures available to it. Prior to the giving of any notice of redemption of the Notes pursuant to the foregoing, the Issuer or the Guarantor, as the case may be, shall deliver to the Fiscal and Principal Paying Agent an opinion of independent U.S. legal counsel (of recognized standing) stating that the Issuer or the Guarantor, as the case may be, is entitled to effect such redemption, together with a certificate of the Issuer or the Guarantor, as applicable, setting forth a statement of facts showing that the conditions precedent to the right of the Issuer or the Guarantor, as the case may be, so to redeem have occurred. The Notes may also be redeemed, at the option of the Issuer or the Guarantor, in whole but not in part, upon notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption, if any, if as a result of any
change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the Federal Republic of Germany or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the closing date in respect of the Notes, on the occasion of the next payment of principal or interest required to be made under the Guarantee, the Guarantor would be obligated to pay German Additional Amounts by virtue of a payment required to be made under the Guarantee and such obligation cannot be avoided by the Guarantor taking reasonable measures available to it.  Prior to the giving of any notice of redemption of the Notes pursuant to the foregoing, the Guarantor shall deliver to the Fiscal and Principal Paying Agent an opinion of independent
German legal counsel (of recognized standing) to the Guarantor stating that the Guarantor is entitled to effect such redemption, together with a certificate of the Guarantor setting forth a statement of facts showing that the conditions precedent to the right of the Guarantor so to redeem have occurred. Notice of redemption of the Notes as provided above shall be given, not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be required to pay Additional Amounts if a payment in respect of such Notes was then due, all as provided in the Fiscal Agency Agreement. Notice having been given, the Notes shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued interest to the date fixed for redemption, at the place or places of payment and in the manner specified in the Notes.
From and after the redemption date, if moneys for the
redemption of the Notes called for redemption shall have been made available as provided in the Notes for redemption on the redemption date, such Notes shall cease to bear interest, and the only right of the Holders of such Notes shall be to receive payment of the redemption price and all unpaid interest accrued to the date of redemption.
4.	Events of Default. The following will be Events of Default
(each an Event of Default) with respect to the Notes:
(a)	 the failure to pay the principal amount of, or the redemption price of, any Note when the same shall become due and payable, whether at stated maturity, by acceleration, by notice of redemption or otherwise, or the failure to pay any installment of interest or any
Additional Amounts as and when the same shall become due and payable and such failure shall continue for a period of 30 days;
(b)	except as provided in the preceding clause 4(a), the Issuer or the
Guarantor shall default in the performance of, or shall breach, any covenant or warranty contained in the Notes or the Guarantee, as applicable, and continuance of such default or breach for a period of 90 days after written notice thereof shall have been given to the Issuer or the Guarantor, as applicable, by the Fiscal and Principal Paying Agent or shall have been given to the Issuer or the Guarantor, as applicable, and the Fiscal and Principal Paying Agent by the Holders of at least
25% in aggregate principal amount of Notes then outstanding, which notice shall specify the default and require the Issuer or the Guarantor, as applicable, to remedy the same;
(c)	any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Issuer, the Guarantor or any of their respective subsidiaries for money borrowed, whether such indebtedness now exists or shall hereafter be created, shall occur and shall result in such indebtedness in principal amount in excess of
$40,000,000 (or the equivalent thereof in foreign or composite currencies) becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 30 days after written notice thereof shall have been given to the Issuer or the Guarantor, as applicable, by the Fiscal and Principal Paying Agent or to the Issuer, or
the Guarantor, as applicable, and the Fiscal and Principal Paying Agent by the Holders of at least 25% in aggregate principal amount of Notes then outstanding, which notice shall specify the event of default and require the Issuer or the Guarantor, as applicable, to cause such acceleration to be rescinded or annulled or to cause such indebtedness to be discharged;
(d)	the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Issuer, the Guarantor, or any Principal Subsidiary (as defined below) in an involuntary case or proceeding under any applicable federal or state bankruptcy, liquidation, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Issuer, the Guarantor or any Principal
Subsidiary, bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or
composition of or in respect of the Issuer, the Guarantor or any
Principal Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, the Guarantor or any Principal Subsidiary
or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;
(e)	 the commencement by the Issuer, the Guarantor or any
Principal Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, liquidation, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Issuer, the
Guarantor or any Principal Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, liquidation, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, the Guarantor or any Principal
Subsidiary or of any substantial part of its property, or the making by the Issuer, the Guarantor or any Principal Subsidiary of an assignment for the benefit of creditors, or the taking of any corporate action by the Issuer, the Guarantor or any Principal Subsidiary in furtherance of any such action; and
(f)	the Guarantee shall cease to be in full force and effect, or the
Guarantor shall deny or disaffirm its obligations under the Guarantee.
In each and every such case where such Event of Default shall have occurred and be continuing (other than an Event of Default specified in clause
(a) above or an Event of Default in respect of the Issuer, the Guarantor or any Principal Subsidiary specified in clauses (d) or (e) above) the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding may, by written notice to the Issuer, the Guarantor and the Fiscal and Principal Paying Agent, declare the principal of and all accrued interest on the Notes to be due and payable upon the date that written notice is received by or on behalf of the Issuer, the Guarantor and the Fiscal and Principal Paying Agent unless prior to such date all Events of Default in respect of all the Notes shall have been cured. Upon any such declaration, the Holders of a majority in the principal amount of all the Notes by notice to the Issuer, the Guarantor and the Fiscal and Principal Paying Agent may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree by a court of competent jurisdiction and if all existing Events of Default have been cured or waived except non-payment of principal that has become due solely because of the acceleration. If an Event of Default specified in clause
(a) above occurs, each Holder may, by written notice to the Issuer, the Guarantor and the Fiscal and Principal Paying Agent, declare the principal of and all accrued interest on the Notes of such Holder to be immediately due and payable upon the date that written notice is received by or on behalf of the Issuer, the Guarantor and the Fiscal and Principal Paying
Agent unless prior to such date all Events of Default in respect of such Holder's Notes have been cured. If an Event of Default in respect of the Issuer, the Guarantor or any Principal Subsidiary specified in clause (d) or (e) above occurs, the principal of and accrued interest on the Notes will be immediately due and payable without any declaration or other act on the part of any Holder of Notes.

As used herein, "Principal Subsidiary" means any direct or indirect
Subsidiary (as defined in Section 5 herein) of the Issuer or the Guarantor whose total assets, shareholders equity or earnings before tax (as determined in accordance with applicable generally accepted accounting principles) exceeds 10% of the Issuer's or the Guarantor's consolidated total assets, shareholders equity or earnings before tax, respectively (in each case determined in accordance with applicable generally accepted accounting principles).

5. 	Certain Covenants of the Issuer and the Guarantor. (a)
Consolidation, Merger, Sale or Conveyance. (i) The Issuer may consolidate with or merge into any other person, or sell, convey or transfer all or substantially all of its assets to any other person, without the consent of the Holders of the Notes, provided that:
(w) the entity (if other than the Issuer) formed by or resulting from any such consolidation or merger shall be organized and existing under the laws of the United States, any state thereof or the District of
Columbia, and shall expressly assume, by an amendment to the
Fiscal Agency Agreement and the Notes pursuant to the Fiscal
Agency Agreement, the due and punctual payment of the principal of, and premium, if any, and interest on, the Notes and the due and punctual performance and observance of all the covenants and conditions to be performed or observed by the Issuer pursuant to the
Fiscal Agency Agreement and the Notes;
(x) such amendment shall be in form reasonably satisfactory to the
Fiscal and Principal Paying Agent, shall be duly executed by the entity succeeding the Issuer and, when so executed, shall constitute a valid and legally binding agreement of such entity succeeding the
Issuer, enforceable against such entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether in a proceeding in equity or at law, and shall be delivered to the Fiscal and Principal Paying Agent;
(y) immediately after giving effect to such transaction, no Event of
Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred or be
continuing; and
(z) the Issuer has delivered to the Fiscal and Principal Paying Agent an officers' certificate and an opinion of counsel, each stating that the conditions precedent to such consolidation, merger, sale, conveyance or transfer have been satisfied.
Notwithstanding the foregoing, the Issuer may sell, convey or transfer all or substantially all of its assets to any person which is directly or indirectly wholly-owned by one or more of the Issuer, the Guarantor and their wholly-owned Subsidiaries.
(ii)	The Guarantor may consolidate with or merge into any
other person, or sell, convey or transfer all or substantially all of its assets to any other person, without the consent of the Holders of the Notes, provided that:
(v) the purchasing or transferee corporation or the successor, continuing or resulting corporation in the case of a merger or consolidation (if the Guarantor is not the surviving corporation), as the case may be (the "Successor Guarantor"), expressly
assumes, by an amendment to the Fiscal Agency Agreement
and the Guarantee pursuant to the Fiscal Agency Agreement,
the obligations of the Guarantor under the Fiscal Agency
Agreement and the Guarantee and the due and punctual
performance and observance of all the covenants and conditions to be performed or observed by the Guarantor pursuant to the
Fiscal Agency Agreement and the Guarantee;
(w) such amendment shall be in form reasonably satisfactory to the
Fiscal and Principal Paying Agent, shall be duly executed by the
Successor Guarantor and, when so executed, shall constitute a valid and legally binding agreement of such Successor
Guarantor, enforceable against such Successor Guarantor in
accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether in a
proceeding in equity or at law, and shall be delivered to the
Fiscal and Principal Paying Agent;
(x) if such Successor Guarantor is organized under the laws of a jurisdiction other than the Federal Republic of Germany (a
"Successor Guarantor Jurisdiction"), such Successor Guarantor agrees to assume the Guarantor's obligations under the
Guarantee to pay any U.S. Additional Amounts pursuant to
Section 3(b)(i) herein or any amounts akin to German
Additional Amounts pursuant to Section 3(b)(ii) herein imposed by the laws of the jurisdiction in which the Successor Guarantor is organized;
(y) immediately after giving effect to such transaction, no Event of
Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred or be continuing; and
(z) the Guarantor shall have delivered to the Fiscal and Principal
Paying Agent an officers' certificate and an opinion of counsel, each stating that the conditions precedent to such consolidation, merger, sale, conveyance or transfer have been satisfied.
In addition to the foregoing conditions, in the event of any such assumption of the obligations of the Issuer or the Guarantor, the Issuer or the Guarantor, as the case may be, will be required to deliver an opinion of its counsel of recognized standing to the effect that such assumption of the Issuer's or the Guarantor's obligations under the Notes or the Guarantee, as the case may be, shall not be deemed for U.S. federal income tax purposes to be a taxable exchange of the Notes for new Notes by the Holders thereof, resulting in the recognition of gain or loss for such purposes or resulting in any other material adverse tax consequences to Holders of the Notes.
(b)	Limitations on Liens. For so long as any Notes remain
outstanding, neither the Issuer nor the Guarantor will create or allow, and nor will either the Issuer or the Guarantor permit any Subsidiary to create or allow, any lien, mortgage, pledge, security interest, charge or other encumbrance (a "Lien") on any part of its Property (as defined below) to secure any Indebtedness for borrowed money without providing that the Notes will be secured equally and ratably with or prior to such Indebtedness, for so long as the Indebtedness is secured. However, this limitation will not apply to any Lien that: (i) exists on or prior to the date of the Fiscal Agency Agreement;
(ii) arises by operation of law and does not secure amounts that are more than 90 days overdue or are otherwise being contested in good faith;
(iii) arises from any judgment that does not give rise to an event of default; (iv) exists over Property or shares of any Subsidiary (as defined below) which becomes a Subsidiary after the date of the Fiscal
Agency Agreement, provided that the Lien was not created in contemplation of the Subsidiary becoming a Subsidiary; (v) exists over any Property as a security for indebtedness incurred to finance all or part of the price including costs such as increased costs due to escalation, interest during construction and similar costs of the acquisition of the Property, or (in the case of Property other than shares of any Subsidiary) the development, redevelopment, modification or improvement of the Property, and created within 180 days after the acquisition; (vi) exists over any Property which is acquired by the Issuer, the Guarantor or any Subsidiary, or Property or shares of any entity that merges into or consolidates with the Issuer, the Guarantor or any Subsidiary, provided that the Lien was not created in contemplation of the transaction; (vii) is incurred to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (viii) is in favor of the federal government of the United States or the government of any state in the United States with respect to the Issuer and its Subsidiaries, or the government of the Federal Republic of Germany or any member state of the European Union or any other government with respect to the Guarantor's Subsidiaries (other than the Issuer), or any instrumentality of any of them, securing obligations of the Issuer, the Guarantor, or any Subsidiary under any contracts or payments owed to any such entity, when the law requires that such obligations be so secured; (ix) secures taxes or assessments or other governmental charges, which, if overdue, are being contested diligently and in good faith; (x) was created on any Property to secure Indebtedness incurred in connection with the financing of such Property, the repayment of which is to be made from revenues arising out of, or other proceeds of realization from, such Property, with recourse to those revenues and proceeds and other
Property used in connection with or forming the subject matter of such Property, but without recourse to the Issuer, the Guarantor or any of their Subsidiaries; (xi) secures Indebtedness in respect of interest rate agreement obligations or currency agreement obligations entered into to protect against fluctuations in interest rates or currency exchange rates and not for speculative reasons; (xii) constitutes an extension, renewal or replacement of any Lien referred to above, for amounts not exceeding the principal amount of the borrowed money secured by such Liens, provided that the extension, renewal or replacement is limited to the same Property that secured the original Lien (plus improvements on the property); or (xiii) is in the favor of the Issuer or the Guarantor or a Subsidiary of either of them. The Issuer, the Guarantor or any Subsidiary may also create or allow Liens over any Property so long as the aggregate amount of Indebtedness for borrowed money secured by all Liens (excluding the amount of the indebtedness secured by the Liens described above) and the aggregate Attributable Debt (as defined below) of all Sale and Leaseback Transactions (as defined below) does not exceed 15% of the Consolidated Net Tangible Assets (as defined below) of the Guarantor.

(c)	Limitations on Sale and Leaseback Transactions. For so long as any Notes remain outstanding, the Issuer and the Guarantor will not, and will not permit any Subsidiary to, enter into any arrangement providing for the leasing for a period of more than three years, of any Property which has been owned by the Issuer, the Guarantor or such Subsidiary for more than 180 days and which has been or is to be transferred by the Issuer, the Guarantor or such Subsidiary to a buyer/lessor that is not the Issuer, the Guarantor or a Subsidiary of either of them (a "Sale and Leaseback Transaction") unless:
(i)	the Issuer, the Guarantor or such Subsidiary would be entitled to create indebtedness secured by a Lien (pursuant the provisions of
Section 5(b) herein) on the Property to be leased back in an amount equal to the Attributable Debt of the Sale and Leaseback Transaction
without equally and ratably securing the Notes; or
(ii)	within 180 days after the consummation of the Sale and
Leaseback Transaction, the Issuer, the Guarantor or such Subsidiary, as applicable, spends for any Property, including any capital improvements, an amount equal to: (x) the greater of: (1) the net proceeds that the Issuer receives from the Sale and Leaseback
Transaction, and (2) the fair market value of the property at the time of the transaction, as determined in good faith by the board of directors of the Issuer, the Guarantor or such Subsidiary, as applicable (such greater amount referred to here as the "net proceeds"); or (y) a part of the net proceeds, and the Issuer, the Guarantor or such Subsidiary elect to apply the balance of the net proceeds in the manner described in the following clause (iii); or
(iii)	within 180 days after the consummation of any Sale and
Leaseback Transaction, the Issuer, the Guarantor or such Subsidiary, as applicable, applies an amount equal to the net proceeds (less any amount spent pursuant to Section 5(c)(ii) herein) to the retirement or repayment of Indebtedness (as defined below) of the Issuer, the
Guarantor, or such Subsidiary. No retirement referred to in this clause may be effected by payment at maturity or pursuant to any mandatory sinking fund or prepayment provision (unless the repayment is required because of the receipt of the net proceeds).
(d)	For the purpose of Sections 5(b) and (c) above, the following terms shall have the following respective meanings:

"Attributable Debt" means, as to any lease in respect of a Sale and Leaseback Transaction, as of the date of determination, the lesser of (a) the fair value of the property subject to the Sale and Leaseback Transaction (as determined in good faith by the Board of Directors of the Issuer or the Guarantor, as applicable), and (b) the present value, discounted at the rate of interest set forth or implicit in the terms of the lease (or, if this rate of interest is not practicable to determine, the weighted average annual interest rate borne by the Notes) compounded semi-annually, of the total amount of rent required to be paid under the lease during the remaining term of the lease, including any period for which the lease has been extended. For the purposes of clause (b) of this definition, rental payments will not include amounts payable by or on behalf of the lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

"Consolidated Net Tangible Assets" means the total of all assets reflected on a consolidated balance sheet of the Guarantor and its consolidated subsidiaries prepared in accordance with International Accounting Standards ("IAS") at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with IAS, should be set aside in connection with the business conducted), but excluding goodwill and all other like intangible assets, less the aggregate of the current liabilities of the Guarantor and its consolidated subsidiaries, all as determined in accordance with IAS. For purposes of this definition, "current liabilities" include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Guarantor and its consolidated subsidiaries, and other payables and accruals, in each case payable on demand or due within one year of the date of determination of Consolidated Net Tangible Assets, but shall exclude any portion of long-term debt maturing within one year of the date of such determination, all as reflected on such consolidated balance sheet of the Guarantor and its consolidated subsidiaries prepared in accordance with IAS.

"Indebtedness" means any indebtedness for borrowed money in the form of bonds, notes, debentures or other similar evidence of indebtedness which by its terms or by the terms of any instrument or agreement relating to such indebtedness matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of creation thereof.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Property" means (a) any and all land, buildings, fixtures, machinery, equipment and other tangible assets owned by the Issuer, the Guarantor or any Subsidiary, and any and all leasehold interests of the Issuer, the Guarantor or any Subsidiary in any of the foregoing to the extent any are leased by the Issuer, and any and all leasehold improvements in respect of the foregoing; and
(b) any shares of Subsidiaries that are owned by the Issuer or the Guarantor. "Subsidiary" means any corporation of which the outstanding voting equity interests having at least a majority of the votes entitled to be cast in the election of directors will at the time be owned directly or indirectly by the Issuer or the Guarantor, or any other person of which at least a majority of voting equity interests are at the time directly or indirectly owned by the Issuer or the Guarantor.
(e)	Defeasance.  The Issuer or the Guarantor, as applicable, may discharge its respective obligation to comply with the covenants specified in
Section 5 herein by irrevocably depositing funds or obligations issued by the United States in an amount sufficient to provide for the timely payment of principal, premium, if any, interest and all other amounts due under the Notes with the Fiscal and Principal Paying Agent, acting as trustee for such purposes, provided that (i) such deposit will not result in a breach or violation of, or constitute a default under the Notes or any other agreement or instrument of which the Issuer or the Guarantor is a party or by which it is bound; (ii) no Event of Default or event which with the giving of notice or lapse of time would be reasonably expected to become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit;
(iii) in the event that, on the date of such deposit, all Notes then outstanding are not due and payable, or have not been called for redemption, within one year, the Issuer has delivered to the Fiscal and Principal Paying Agent an opinion of independent tax counsel of recognized standing to the effect that Holders of the Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to United States Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and (iv) the Issuer has delivered to the Fiscal and Principal Paying Agent an officer's certificate and an opinion of independent counsel of recognized standing, each stating that all the conditions precedent herein provided for relating to the defeasance contemplated by this paragraph 5(d) have been complied with.
6. Replacement, Exchange and Transfer of Notes.  (a) In case any Note shall become mutilated, destroyed, lost or stolen, the Issuer may execute, and, upon the request of the Issuer, the Fiscal and Principal Paying Agent shall authenticate and deliver, a new Note and bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note or in lieu of and in substitution for the destroyed, lost or stolen Note. In every case the applicant for a substitute Note shall furnish to the Issuer and to the Paying Agents such security or indemnity as may be required by them to indemnify and defend and to save each of them and any agent of the Issuer or the Paying Agents harmless and, in every case of destruction, loss or theft evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Note, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any
other expenses (including the fees and expenses of the Registrar or Transfer Agents) connected therewith.
	(b)	Upon the terms and subject to the conditions set forth in the
Fiscal Agency Agreement, and subject to paragraph 6(e) hereof, a Note or Notes may be exchanged for an equal aggregate principal amount of Notes in different Authorized Denominations by surrender of such Note or Notes to any Transfer Agent or at the office of any other agent of the Issuer designated for such purpose, duly endorsed or accompanied by a proper instrument of assignment and transfer, together with a written request for the exchange.

	(c)	Upon the terms and subject to the conditions set forth in the
Fiscal Agency Agreement, and subject to paragraph 6(e) hereof, a Note may be transferred in whole or in part (in the amount of U.S.$250,000 or any multiple of $1,000 in excess thereof) by the Holder or Holders surrendering the Note for registration of transfer at the office of any Transfer Agent or at the office of any other agent of the Issuer designated for such purpose, duly endorsed or accompanied by an executed instrument of assignment and transfer.

(d)	The costs and expenses of effecting any exchange or
registration of transfer pursuant to the foregoing provisions, except for the expenses of delivery by other than regular mail (if any) and except for the payment of a sum sufficient to cover any tax or other governmental charge or insurance charges that may be imposed in relation thereto, will be borne by the Issuer.

(e)	The Transfer Agents or Registrar may decline to accept any
request for an exchange or registration of transfer during the period of 10 days preceding (i) the due date for any payment of principal of or interest, if any, on the Notes or (ii) the date on which the Notes are scheduled for redemption.

7.	Modifications and Amendments; Noteholders' Meetings. (a)
Notifications of and amendments to the Fiscal Agency Agreement or to the terms and conditions of the Notes may be made, and future compliance therewith or past default by the Issuer or the Guarantor may be waived, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, or of such lesser percentage as may act at a meeting of Holders held in accordance with the provisions of the Fiscal Agency Agreement; provided, that no such modification, amendment, waiver or consent may, without the consent of the holder of each Note so affected: (i) change the Stated Maturity of the principal of, or of any installment of interest on, any Note; (ii) change any Interest Payment Date; (iii) reduce the principal amount of or interest on any Note or Additional Amounts payable with respect thereto or reduce the amount payable in the event of redemption or default; (iv) change the place or currency of payment of principal of or interest on the Notes or Additional Amounts payable with respect thereto; (v) change the obligation of the Issuer or the Guarantor to pay Additional Amounts;
(vi) impair the right to institute suit for enforcement of any such payment on or with respect to the Notes; or (vii) reduce the above-stated percentage of aggregate principal amount of Notes outstanding necessary (w) to modify or amend the Fiscal Agency Agreement or the terms and conditions of the Notes, or (x) to waive any future compliance or past default, or (y) to reduce the quorum requirements or the percentage of aggregate principal amount of Notes outstanding required for the adoption of any action at a Holders meeting or (z) to reduce the percentage of aggregate principal amount of Notes outstanding necessary to rescind or annul any declaration of the principal of and all accrued interest on the Notes to be due and payable.
Any modifications, amendments or waivers to the Fiscal Agency
Agreement or to these terms and conditions will be conclusive and binding on all Holders of the Notes, whether or not they have given such consent or were present at such meeting, and on all future Holders of Notes, whether or not notation of such modifications, amendments or waivers is made upon the Notes. Any instrument given by or on behalf of any Holder of a Note in connection with any consent to any such modification, amendment or waiver will be irrevocable once given and will be conclusive and binding on all subsequent Holders of such Note.
(b) At a meeting of the Holders of the Notes for the purpose of approving a modification or amendment to, or obtaining a waiver of, any covenant or condition set forth in the Notes, persons entitled to vote at least a majority in aggregate principal amount of the Notes at the time outstanding shall constitute a quorum. In the absence of a quorum at any such meeting, the meeting may be adjourned for a period of not less than 10 days; in absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than 10 days; at the reconvening of any meeting further adjourned for lack of a quorum, the persons entitled to vote at least 25% in aggregate principal amount of the Notes at the time outstanding shall constitute a quorum for the taking of any action set forth in the notice of the original meeting. At a meeting or an adjourned meeting duly convened and at which a quorum is present as aforesaid, any resolution to modify or amend, or to waive compliance with, any of the covenants or conditions referred to above shall be effectively passed if passed by the persons entitled to vote the lesser of (i) at least a majority in aggregate principal amount of Notes then outstanding or (ii) at least 75% in aggregate principal amount of the Notes represented and voting at the meeting.

8.	Non-business Days; Calculation of Interest. (a) In any case
where the date of maturity of the principal of or interest on the Notes or the date fixed for redemption of the Notes shall be in New York City a Saturday, Sunday, or a day on which banking institutions are authorized or obligated by law to close, then payment of principal or interest need not be made on such date at such place but it may be made on the next succeeding day which is not, in New York City, a Saturday, Sunday, or a day on which banking institutions are authorized or obligated by law to close, with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue for the period after such date.
(b) Interest in respect of any period of less than one year shall be calculated on the basis of a 360-day year of twelve 30-day months.

9.	Paying Agents, Transfer Agents and Registrar. In acting under the Fiscal Agency Agreement and in connection with the Notes, the Paying
Agents, Transfer Agents and the Registrar are acting solely as agents of the Issuer and do not assume any obligation towards or relationship of agency or trust for or with the owners or Holders of the Notes, except that any funds held by any Paying Agent or Registrar for payment of principal of or interest on the Notes, or Additional Amounts with respect thereto, shall be held in trust by it for such owners and Holders and applied as set forth herein, but need not be segregated from other funds held by it, except as required by law. For a description of the duties and the immunities and rights of the Paying Agents, Transfer Agents and Registrar under the Fiscal Agency Agreement, reference is made to the Fiscal Agency Agreement, and the obligations of the Paying Agents, Transfer Agents and Registrar to the Holders hereof are subject to such immunities and rights.
10.	Notices. Notices to Holders of Notes will be mailed to them (or the first named of joint Holders) by first class mail (or, if first class mail is unavailable, by airmail) at their respective addresses in the register and deemed to have been given on the fourth weekday after the date of mailing. Notice of any meeting of Holders, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed to Holders at their registered addresses not less than 30 nor more than 60 days prior to the date fixed for the meeting.  In addition, so long as the Notes are
listed on the Luxembourg Stock Exchange and the rules of such exchange so require, notice will also be published in a daily newspaper with general circulation in Luxembourg. Any such notice will be deemed to have been given on the date of such publication or if published in such newspapers on different dates, on the date of the first publication.
11.	Governing Law. (a) The Notes shall be construed in accordance with and governed by the laws of the State of New York.
(b)	The Issuer has irrevocably submitted to the non-exclusive
jurisdiction of any New York State or United States Federal court sitting in the Borough of Manhattan, New York, New York over any suit, action or proceeding arising out of or relating to the Fiscal Agency Agreement or any Note. The Issuer has appointed CT Corporation System, 111 8th Avenue, New
York, New York 10011 as its agent upon whom process must be served in any such suit, action or proceeding.
12.	Authentication. This Note shall not become valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Registrar acting under the Fiscal Agency Agreement.
	13.	Descriptive Headings. The descriptive headings appearing in
these terms and conditions are for convenience of reference only and shall not alter, limit or define the provisions hereof.

SCHEDULE TO RULE 144A GLOBAL NOTE

Initial Principal Amount

$168,000,000






Date of Decrease/Increase


Decrease in Principal Amount at Maturity


Increase in Principal Amount at Maturity

Total Principal Amount at Maturity Following such Increase/Decrease


Notation Made by or on behalf of Registrar